THE CUTLER TRUST
                            SHAREHOLDER SERVICE PLAN

                                 January 3, 1996
                           Last amended April 3, 2006

     This Shareholder Service Plan (the "Plan") is adopted by The Cutler Trust (the "Trust") with respect to the shares of beneficial interest of the Cutler Equity Fund (the "Fund").

     SECTION 1. SERVICE AGREEMENTS; PAYMENTS

     (a) The Fund is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Trust ("the Board"), with financial institutions and other persons who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

     (b) Pursuant to the Agreements, as compensation for the services described in Section 2 below, the Fund may pay the Service Provider a fee at an annual rate of up to 0.25% of its average daily net assets represented by the shareholder accounts for which the Service Provider maintains a service relationship. Notwithstanding the foregoing, the Fund may pay to the Service Provider a reasonable administrative fee for such periods of time that assets represented by the shareholder accounts do not surpass contractual minimums.

     Provided, however, that the Fund shall not directly or indirectly pay an amount, whether Payments (as defined in the Agreements) or otherwise, that exceeds any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

     (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in the Fund of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

     SECTION 2. SERVICE ACTIVITIES

     Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Providers; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

     SECTION 3. TERM

     This Plan shall continue in full force and effect, subject to periodic review by the Board of any and all payments made pursuant to the Plan, until otherwise terminated as set forth in Section 4 below.

     SECTION 4. AMENDMENT AND TERMINATION

     (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the Trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

     (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees or by a vote of shareholders holding a majority of the outstanding shares of the Fund.

     SECTION 5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY; INDEMNIFICATION

     The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under the Plan, and each of the Trustees and the shareholders are indemnified from and against any liability whatsoever under this Plan to the extent such indemnification is provided for in the Trust's Declaration of Trust.